As filed with the Securities and Exchange Commission on April 8, 2025

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

CARDIO DIAGNOSTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	6770	87-0925574
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

311 W. Superior St., Ste. 444

Chicago, IL 60654

Telephone: (855) 226-9991
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cardio Diagnostics Holdings, Inc. 2022 Equity Incentive Plan

(Full Title of the Plan)

____________________________

Meeshanthini V. Dogan, Ph.D.
Chief Executive Officer
Cardio Diagnostics Holdings, Inc.

311 W. Superior St., Ste. 444

Chicago, IL 60654
Telephone: (855) 226-9991
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

P. Rupert Russell, Esq.
Shartsis Friese LLP
425 Market Street, 11th Floor
San Francisco, CA 94105
(415) 421-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non- accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) by Cardio Diagnostics Holdings, Inc. (the “Company” or the “Registrant”) for the purpose of registering 2,871,638 additional shares of the Company’s common stock, par value of $0.00001 per share (the “Common Stock”), issuable under the Cardio Diagnostics Holdings, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), pursuant to the automatic share reserve increase provision set forth in Section 5(a) of the 2022 Plan.

Pursuant to the Company’s Registration Statement on Form S-8 (File No 333-270752) filed by the Registrant on March 22, 2023 (the “Prior Registration Statement”), the Registrant previously initially registered an aggregate of 3,265,516 shares of Common Stock under the 2022 Plan. Pursuant to the Company’s Registration Statement on Form S-8 (File No 333-278962) filed by the Registrant on April 26, 2024 (the “Prior Additional Registration Statement” and together with the Prior Registration Statement, the “Prior Registration Statements”), the Registrant previously additionally registered an aggregate of 1,060,458 shares of Common Stock under the 2022 Plan. The additional shares of Common Stock being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statements. The contents of the Prior Registration Statements, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof or otherwise, are incorporated herein by reference in accordance with General Instruction E to Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2022 Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Company will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

• The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 20, 2025 (the “Annual Report”).

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are “furnished” and not “filed” in accordance with the rules of the Commission, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

		Incorporation by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

4.1	Third Amended and Restated Certificate of Incorporation of Cardio Diagnostics Holdings, Inc., dated May 30, 2023	8-K	3.1	5/30/23
4.2	By-laws	S-1	3.3	10/19/21
4.3	Description of Securities	10-K	4.5	4/1/24
5.1*	Opinion of Shartsis Friese, LLP
23.1*	Consent of Prager Metis CPAs LLC, independent registered public accounting firm
99.1	Cardio Diagnostics Holdings, Inc. 2022 Equity Incentive Plan and related forms of agreements	10-K	10.4	4/1/24
107*	Filing Fee Table

__________

* Filed herewith

Item 9.	Undertakings.

1.       The undersigned Registrant hereby undertakes:

(a)       To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)       to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on the 8th day of April, 2025.

CARDIO DIAGNOSTICS HOLDINGS, INC.

By:	/s/ Meeshanthini V. Dogan
Meeshanthini V. Dogan Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that of the undersigned constitutes and appoints Meeshanthini V. Dogan and Elisa Luqman, and each of them, her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for her and in her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Meeshanthini V. Dogan Meeshanthini V. Dogan	Chief Executive Officer, Director (principal executive officer)	April 8, 2025

/s/ Elisa Luqman Elisa Luqman	Chief Financial Officer (principal financial officer and principal accounting officer)	April 8, 2025

/s/ Warren Hosseinion	Director, Chair	April 8, 2025
Warren Hosseinion

/s/ James Intrater James Intrater	Director	April 8, 2025

/s/ Peter K. Fung Peter K. Fung	Director	April 8, 2025

/s/ Wendy J. Betts Wendy J. Betts	Director	April 8, 2025

/s/ Robert Philibert Robert Philibert	Director	April 8, 2025
/s/ Paul Burton	Director	April 8, 2025
Paul Burton